Exhibit 99.1

First Horizon Corporation Announces Departure of Chief Financial Officer William Losch

Anthony Restel to serve as interim Chief Financial Officer

MEMPHIS, TN, June 30, 2021 – First Horizon Corporation (NYSE: FHN or “First Horizon”) today announced that Chief Financial Officer William “BJ” Losch will be departing effective July 31, 2021 to pursue another opportunity at Live Oak Bancshares. Chief Operating Officer Anthony Restel will serve as interim CFO following Losch’s departure until a permanent successor is named.

“We are incredibly fortunate to have tremendous depth of talent across the combined organization,” said President and CEO Bryan Jordan. “I am pleased to have Anthony, former IBERIABANK Chief Financial Officer, serve as our CFO on an interim basis while we conduct a thorough search. His expertise and familiarity with our culture and Company will help ensure that we have continued momentum toward integrating our two organizations and achieving our goal of becoming a top-performing regional bank.”

“BJ has made significant contributions to the First Horizon organization over the last 12 years. He has been instrumental in executing our growth strategy through times of great change and unprecedented headwinds. We will miss him but we wish him well as he starts the next chapter in his career with an opportunity to move back to North Carolina.”

Restel currently serves as Chief Operating Officer for First Horizon, responsible for strategic initiatives, information technology, corporate operations, business transformation and corporate security. He will continue to play an integral role with integration activities. The Merger Project Office will continue to be led by merger executives Randy Bryan and Yousef Valine. Most recently, Restel served as Chief Financial Officer for IBERIABANK from 2006 to July 1, 2020, where he also presided over information technology, deposit operations, business transformation, and corporate security. He also served as IBERIABANK’S Chief Credit Officer from 2006 to 2009.

About First Horizon

First Horizon Corporation (NYSE: FHN), with $87.5 billion in assets as of March 31, 2021, is a leading regional financial services company, dedicated to strengthening the lives of our associates, clients, shareholders, and communities. Headquartered in Memphis, TN, the banking subsidiary First Horizon Bank operates in 12 states across the Southeast. The Company and its subsidiaries offer commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, capital markets, fixed income, mortgage, and title insurance services. First Horizon is recognized as one of the nation’s best employers by Fortune and Forbes magazines and a Top 10 Most Reputable U.S. bank. More information is available at www.FirstHorizon.com.

FHN-G CONTACT:	Investor Relations, Ellen Taylor, (901) 523-4450 Media Relations, Beth Ardoin, (337) 278-6868